UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2009

Forterus, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52529	20-8623320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Olive Avenue
Suite 263
Huntington Beach, California 92648

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code (951) 837-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01

On March 6, 2009, the Company’s relationship with its auditors, McKennon, Wilson and Morgan, LLP, was terminated by the auditors.  The Company’s shareholders approved a plan for the company to move to the OTC (“Pink Sheets”), as stated below in Item 8.01, as such the auditors decided to terminate their relationship with the company.  The decision to terminate the relationship between the Company and McKennon, Wilson and Morgan was approved by the Board of Directors.  The accountant’s report on the financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion or was not qualifies or modified as to uncertainty, audit scope or accounting principles.  Furthermore, there were no disagreements with McKennon, Wilson and Morgan on any matter of accounting principles or practices, financials statement disclosure, or auditing scope or procedure.  The Company will file an additional 8-K to report the engagement of a new auditing firm.

Item 5.02

On March 2, 2009, Paul Howarth, Jerrod Menz, Wade Mezey and Jim Fent were elected by the Shareholders at the Annual Shareholder meeting to serve on the Board of Directors.

Item 5.03
 On March 2, 2009, the Shareholders approved to amend the Company’s By-laws to include the following language:

“Each member of the Board of Directors shall have obtained a bachelors degree from a college or university that is accredited by a company or institution recognized by the U.S. Secretary of Education for accrediting activities”

 Item 8.01

(1) On March 2, 2009, the Shareholders approved the proposal for the Company to cease to be a reporting company and fall from the OTC BB to the OTC.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 17, 2009	Forterus, Inc.
By: /s/ Paul Howarth By:/s/ Jerrod Menz By:/s/ Wade Mezey